Exhibit 5.2

ARTICLE VII

Share Certificates and Their Transfer

Section 1. Share Certificates. The Board of Directors may authorize the issuance of some or all of the shares of the Corporation’s classes or series of capital stock without issuing certificates to represent such shares. If any shares are represented by certificates, the certificates shall be in such form as required by law and as the Board may approve from time to time. Issued certificates shall be signed by the President or a Vice President and by the Secretary, Assistant Secretary, or the Treasurer and sealed with the Corporation’s seal, which seal may be a facsimile, engraved or printed. If uncertificated shares are issued, the Corporation shall send each holder of such shares a written statement containing the information required by law.

Section 2. Transfers of Shares. The Secretary shall keep books containing the names, alphabetically arranged, of all shareholders of the Corporation, and showing their address, the number and class of shares held by them respectively, the date of issue of such shares, the time when they respectively became the owners thereof and the amount paid thereon. Transfers of the Corporation’s shares shall be made on such books at the direction of the record holder thereof or his attorney thereunto duly authorized by a power of attorney thereunto duly executed and filed with the Secretary, or with the transfer agent, if any, for such shares, and if certificated, the surrender of the certificate or certificates for such shares properly endorsed.